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                                                                    Exhibit 99.1

                       [ARMOR HOLDINGS, INC. LETTERHEAD]

ARMOR HOLDINGS, INC.                                       FOR IMMEDIATE RELEASE
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Company Contact:                            Investor Relations Contact:
----------------                            ---------------------------
Robert R. Schiller                          James R. Palczynski
President & Chief Operating Officer         Principal
Armor Holdings, Inc.                        Integrated Corporate Relations, Inc.
904.741.5400                                203.222.9013
www.armorholdings.com




   ARMOR HOLDINGS INC. EXPRESSES COMFORT WITH HIGH END OF PRIOR FOURTH QUARTER

  2003 GUIDANCE INITIATES GUIDANCE FOR FIRST QUARTER AND FULL YEAR FISCAL 2004

                    DETAILS STRATEGIC AND OPERATIONAL OUTLOOK



JACKSONVILLE, FLORIDA - JANUARY 27, 2004 - ARMOR HOLDINGS, INC. (NYSE:AH), a leading manufacturer and distributor of security products and vehicle armor systems, today announced that it is comfortable with the high end of its prior earnings guidance for the fourth quarter of fiscal 2003. Further, the Company has initiated preliminary guidance for the full fiscal year and the first quarter of 2004. As previously announced, the company will hold a teleconference at 4:30 PM (Eastern) today to discuss its strategy and outlook for fiscal 2004 for each operating division.

Robert Schiller, President and Chief Operating Officer, commented, "We are pleased with both the operational and strategic direction of our business. In 2004, we are anticipating strong internal rates of growth for both sales and earnings. Further, while it remains somewhat premature to issue quantitative guidance for fiscal 2005, we remain optimistic about our capabilities and opportunities. We are confident in our ability to combine organic growth with the potential for additional, accretive acquisitions in our core markets to continue to deliver significant value to our shareholders."


STRATEGY

Armor Holdings, Inc.'s strategy is to leverage its leading market position and research and development capability to grow its business into three areas: aerospace and defense, law enforcement, and the commercial armored vehicle market.

Armor Holdings management believes that the Company is well positioned to continue to see organic growth in each division. In particular, the Company expects to capitalize on the US military's ongoing transformation to a well-protected, highly mobile force structure through both vehicle and personnel armoring systems. Further, the Company expects to increase penetration of its wide range of branded law enforcement equipment in both domestic and international markets.

To support its organic growth expectations, Armor Holdings, Inc. plans increased spending for Research and Development. The Company noted that its R&D budget for 2004, including funded research programs, is expected to reach $13-$14 million. This includes enhanced blast and ballistic solutions for ground combat systems, as well as the funded development of the next generation Small Arms Protective Insert (SAPI) system for military personnel and the Air Warrior program, a survivability ensemble for future Army flight crews.


                                    - more -




 1400 Marsh Landing Parkway, Suite 112 Jacksonville, FL 32250 Tel: 904.741.5400
                               Fax: 904-741-5403



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GUIDANCE

Armor Holdings, Inc. expressed comfort with the high end of its prior earnings guidance for the fourth quarter of fiscal 2003. The Company expects its consolidated revenue for the 12 months ended December 31, 2003 to be in a range between $360 million and $370 million. 2003 Revenue is expected to be segmented between the Products Division ($197-$201 million), the Mobile Security Division ($155-$159 million) and Simula ($8-$10 million), which was acquired on December 9, 2003.

For the full fiscal year of 2004, the Company believes that revenues are likely to range between $620 and $640 million and expects diluted earnings per share to be in the range of $1.50 to $1.60. This forecast includes an after-tax, per share forecast for merger, integration and non-recurring charges of approximately $0.10 per share for the full year.

For the first quarter of fiscal 2004, the Company currently expects to report consolidated revenues between $135 and $145 million and diluted earnings per share in the range of $0.36 to $0.38 per share. This forecast includes an after-tax, per share forecast for merger, integration and non-recurring charges of approximately $0.01 -$0.03 per share.


ABOUT ARMOR HOLDINGS, INC.

Armor Holdings, Inc. (NYSE:AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the company's Registration Statement on Form S-3, its 2002 Form 10-K and most recently filed Form 10-Qs.



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